Filed pursuant to Rule 424(b)(2)

Registration No. 333-156219

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 17, 2008)

HSBC Finance Corporation

Medium Term Notes

Due Nine Months or More From the Date Issued

We may sell at various times an indeterminate amount of Medium Term Notes. The following terms may apply to the Medium Term Notes; however, we will provide specific terms of the Medium Term Notes which we may offer in pricing supplements to this Prospectus Supplement and the accompanying Prospectus. You should read this Prospectus Supplement, the accompanying Prospectus and any pricing supplement carefully before you invest.

•      Mature in 9 months or more from the date issued

•      Fixed or floating interest rates. Any floating interest rate formula would be based on:

•      Commercial paper rate

•      Prime rate

•      Federal funds effective rate

•      LIBOR

•      Treasury rate

•      CMT rate

•      Other indices described in the applicable pricing supplement to this prospectus

•      Amortizing principal or single principal repayments at maturity

•      Remarketing features

•      Certificate or book-entry form

•      Subject to redemption and repurchase at the option of HSBC Finance Corporation or a holder

•      Not convertible or subject to a sinking fund

•      Interest paid on fixed rate Medium Term Notes on May 15 and November 15

•      Interest paid on floating rate Medium Term Notes monthly, quarterly, semi-annually, or annually

•      Minimum denominations of $100,000, increased in multiples of $1,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

HSBC Finance Corporation may use this Prospectus Supplement and the accompanying Prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC Finance Corporation, may use this Prospectus Supplement and the accompanying Prospectus in market-making transactions in these or similar securities after their initial sale. UNLESS HSBC FINANCE CORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

HSBC

The date of this Prospectus Supplement is December 17, 2008.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter or agent. This Prospectus Supplement and the accompanying Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement and the accompanying Prospectus at any time does not imply that the information herein or therein is correct as of any time subsequent to their respective dates.

In this Prospectus Supplement and the accompanying Prospectus, the “Company,” “HSBC Finance” and “we” refer to HSBC Finance Corporation.

The distribution of this Prospectus Supplement and Prospectus and the offering of the Medium Term Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the accompanying Prospectus come should inform themselves about and observe any such restrictions.  This Prospectus Supplement and the accompanying Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

References herein to “$” and “dollars” are to the currency of the United States.

USE OF PROCEEDS

Unless otherwise indicated in the Pricing Supplement, we will apply the net proceeds from the sale of Medium Term Notes (the “Medium Term Notes”) to our general funds to be used in our financial services business, including the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce the amount of our outstanding commercial paper. The proceeds of such commercial paper are used in connection with our financial services business.

DESCRIPTION OF MEDIUM TERM NOTES

General

The following description of the terms of the Medium Term Notes offered hereby (referred to in the Prospectus as the “Offered Debt Securities”) supplements, insofar as such description relates to the Medium Term Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Medium Term Notes will constitute senior unsecured debt securities of HSBC Finance and will be issued under the Amended and Restated Indenture dated as of December 15, 2004 (the “Indenture”) between HSBC Finance and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank) (“The Bank of New York Mellon” or the “Trustee”), as Trustee, which incorporates therein the terms and conditions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities (the “Standard Provisions”). The terms and conditions set forth herein will apply to each Medium Term Note unless otherwise specified in the applicable Pricing Supplement and such Medium Term Note.

The Medium Term Notes will constitute a part of a series of debt securities, unlimited as to aggregate principal amount. The Medium Term Notes will be offered on a continuing basis and each Medium Term Note will have a stated maturity that is at least nine months from the date of issue, as selected by the purchaser and agreed to by us and as specified in the applicable Pricing Supplement. The Medium Term Notes will be issued in registered form only and, if issued in U.S. dollars, in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. Medium Term Notes denominated in a Specified Currency other than U.S. dollars will be issued in the authorized denominations set forth in the applicable Pricing Supplement. Interest rates offered by us with respect to the Medium Term Notes may differ depending upon, among other things, the aggregate principal amount of Medium Term Notes purchased in any transaction.

“Business Day” means (i) with respect to any Medium Term Note, any day that is not a Saturday or Sunday and that is not a legal holiday for banking institutions in The City of New York, (ii) with respect to LIBOR Medium Term Notes (as defined herein) only, any such date on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a “London Business Day”), and (iii) if the Medium Term Note is denominated in a Specified Currency other than U.S. dollars, including LIBOR Medium Term Notes (a) a day on which banking institutions are not authorized or required by law or regulation to close in the principal financial center of the country issuing the Specified Currency and (b) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency.  For Medium Term Notes denominated in a Specified Currency that is a unit of a foreign composite currency, “Business Day” shall have the meaning set forth in the applicable Pricing Supplement.

“Original Issue Discount Note” means a Medium Term Note to be offered and sold at a discount below its stated principal amount, which Note provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence and continuation of an Event of Default, or on the date of redemption or repayment (if any).

Each Medium Term Note will be issued in fully registered form and unless otherwise specified in the applicable Pricing Supplement, will be represented by a global security (a “Global Note”) registered in the name of a nominee of The Depository Trust Company (“DTC”). Medium Term Notes denominated in U.S. dollars will be initially represented by a Global Note registered in the name of the Depository. A single Global Note will represent all Medium Term Notes issued on the same day and having the same terms, including, but not limited to, the same Interest Payment Dates, rate of interest, maturity, and redemption or repayment provisions (if any). A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to interests of participants) and its participants (with respect to interests of persons other than participants). Payments of  principal, premium, if any, and interest on Medium Term Notes represented by a Global Note will be made through the Trustee to the Depository. See “Book-Entry Procedures” in the accompanying Prospectus.

Unless otherwise specified in the applicable Pricing Supplement, the Medium Term Notes will be denominated in U.S. dollars and payments of principal, premium, if any, and interest will be made in U.S. dollars. The principal, premium, if any, and interest on each Medium Term Note denominated in any other Specified Currency is payable by us in U.S. dollars based on the equivalent of that Specified Currency converted into U.S. dollars. If the Specified Currency for a Medium Term Note is other than U.S. dollars, we will (unless otherwise specified in the applicable Pricing Supplement) appoint an agent (the “Exchange Rate Agent”) to determine the exchange rate for converting all payments in respect of such Medium Term Note into U.S. dollars in the manner described in the following paragraph. Unless otherwise specified in the applicable Pricing Supplement, The Bank of New York Mellon  will act as the Exchange Rate Agent. Notwithstanding the foregoing, the Holder of a Medium Term Note denominated in a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and Medium Term Note so indicate) elect to receive all such payments in the Specified Currency by delivery of a written request to The Bank of New York Mellon not later than fifteen calendar days prior to the applicable payment date. Such election will remain in effect until revoked by written notice to The Bank of New York Chase received not later than fifteen calendar days prior to the applicable payment date.

In the case of a Medium Term Note denominated in a Specified Currency other than U.S. dollars, unless the Holder has elected otherwise, payment in respect of such Medium Term Note shall be made in U.S. dollars calculated from the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation of U.S. dollars received by such Exchange Rate Agent at approximately 11:00 A.M. (or, in the case of a payment of principal, prior to the close of business), New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted) from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by us (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Medium Term Notes denominated in such Specified Currency. Unless otherwise set forth in the Pricing Supplement for the Medium Term Notes, all currency exchange costs will be borne by the Holders of such Medium Term Notes by deduction from such payments. If no such bid quotations are available, payment will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, in which case payment will be made as described under “Foreign Currency Medium Term Notes”.

Unless otherwise specified in the applicable Pricing Supplement, payment of principal (premium, if any) and interest in U.S. dollars on certificated Medium Term Notes will be made at the office or agency of the Company in the Borough of Manhattan, City and State of New York; provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the person entitled thereto at the address appearing in the Note Register or, if such person designates an account not later than ten days prior to the date of such payment, by wire transfer to such account. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate payment instructions to the Trustee, and all such payments will be made in immediately available funds to an account maintained by the Holder with a bank located outside the United States.

Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under “Description of Debt Securities-Events of Default” in the accompanying Prospectus, the amount of principal due and payable with respect to such Medium Term Note shall be limited to the sum of the principal amount of such

Medium Term Note multiplied by the issue price (expressed as a percentage of the aggregate principal amount), plus the original issue discount accrued from the date of issue to the date of repayment.

Redemption at the Option of HSBC Finance

Unless otherwise specified in the applicable Pricing Supplement, the Medium Term Notes will not be subject to any sinking fund. The Medium Term Notes will be redeemable at the option of the Company prior to the stated maturity only if a date (the “Redemption Date”) is specified in the applicable Pricing Supplement. If so specified, the Medium Term Notes will be subject to redemption at our option on any date on and after the Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $100,000 or such minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. “Redemption Price”, with respect to a Medium Term Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Medium Term Note shall decline at each anniversary of the Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed.

Repayment at the Option of the Holder

The Medium Term Notes will be repayable by us at the option of the Holders thereof prior to the stated maturity only if one or more optional repayment dates (the “Repayment Date”) are specified in the applicable Pricing Supplement. If so specified, the Medium Term Notes will be subject to repayment at the option of the Holders thereof on any Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $100,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Medium Term Note to be repaid, such Medium Term Note must be received, together with the form thereon entitled “Option to Elect Repayment” duly completed, by the Trustee at its Corporate Trust Office (or such other address of which we will notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

Only the Depository may exercise the repayment option in respect of Global Notes representing Book-Entry Notes. Accordingly, beneficial owners of Global Notes that desire to have all or any portion of the Book-Entry Notes represented by such Global Notes repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Note and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Note and election form are received by the Trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before such participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from beneficial owners of Global Notes relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the participant through which it owns its interest to transfer such beneficial owner’s interest in the Global Note or Medium Term Notes representing the related Book-Entry Notes, on the Depository’s records, to the Trustee. See “Book-Entry Procedures” in the accompanying Prospectus.

If applicable, we will comply with the requirements of Rule 14e-l under the Exchange Act, and any other securities laws or regulations in connection with any such repayment.

We may at any time purchase Medium Term Notes at any price or prices in the open market or otherwise. Medium Term Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Extendible Medium Term Notes

If so indicated in the Pricing Supplement relating to a Medium Term Note, we will have the option to extend the original maturity specified in the Note for one or more periods of one to five whole years (each an “Extension Period”) up to but not beyond a final maturity date set forth in such Pricing Supplement (the “Final Maturity”). As used in this section, the “Stated Maturity” shall mean the original maturity specified in the Note or any later designated maturity as set forth in an Extension Notice (as defined below).

We may exercise such option with respect to a Medium Term Note by notifying the Trustee not more than 60 nor less than 30 days prior to the Stated Maturity of such Medium Term Note. Not later than 20 days prior to the Stated Maturity of such Medium Term Note, the Trustee will mail to the Holder of such Medium Term Note a notice (the “Extension Notice”) setting forth (i) our election to extend the Stated Maturity of such Medium Term Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the Holder of a Medium Term Note, the Stated Maturity of such Medium Term Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the following paragraph, such Medium Term Note will have the same terms as prior to the mailing of such Extension Notice.

Notwithstanding the foregoing, not later than 20 days prior to the Stated Maturity of a Medium Term Note, we may, at our option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Medium Term Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, to the Holder of such Medium Term Note. Such notice shall be irrevocable. All Medium Term Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Medium Term Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Medium Term Notes) for the Extension Period, whether or not tendered for repayment.

If we extend the Stated Maturity of a Medium Term Note, the Holder of such Medium Term Note will have the option to elect repayment of such Medium Term Note by us on the Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Medium Term Note to be repaid on the Stated Maturity once we have extended the Stated Maturity thereof, the Holder thereof must provide notice to us not less than ten days prior to the Stated Maturity.

Indexed Medium Term Notes

The principal amount payable at the stated maturity of, or the interest on a Medium Term Note, or both, may be determined by reference to currencies, currency units, commodity prices, financial or non- financial indices or other factors (an “Indexed Note”). Indexed Medium Term Notes will be so specified in the applicable Pricing Supplement. Holders of Indexed Medium Term Notes may receive a principal amount at the stated maturity that is greater than or less than the face amount of such Medium Term Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at the stated maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States Federal income tax considerations, if any, may be described in the applicable Pricing Supplement.

An investment in Medium Term Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security.  If the interest rate of such a Medium Term Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Medium Term Note is so indexed, the principal amount payable at stated maturity may be less than the original purchase price of such Medium Term Note if allowed pursuant to the terms of such Medium Term Note, including the possibility that no principal will be paid. The secondary market for such Medium Term Notes will be affected by a number of factors, independent of HSBC Finance’s creditworthiness and the value of the applicable currency, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the stated maturity of such Medium Term Notes, the amount outstanding of such Medium Term Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Medium Term Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Medium Term Note. The credit ratings assigned to our Medium Term Note program are a reflection of HSBC Finance’s credit status and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Medium Term Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Medium Term Notes and the suitability of such Medium Term Notes in light of their particular circumstances.

Amortizing Medium Term Notes

We may from time to time offer Medium Term Notes that provide for principal payments over the life of the Note (“Amortizing Medium Term Notes”). Information concerning terms and conditions of any issue of Amortizing Medium Term Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Medium Term Notes.

Interest Rates

Each Medium Term Note will bear interest from the date of issue at the rate per annum, or pursuant to the interest rate formula, specified therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at stated maturity (or on the Redemption Date or Repayment Date if applicable). Interest will be payable to the person in whose name a Medium Term Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, interest payable at stated maturity or on a Redemption Date or Repayment Date will be payable to the person to whom principal shall be payable. Principal and any premium and interest payable at stated maturity or on a Redemption Date or Repayment Date will be paid upon the surrender of the Medium Term Note at the office or agency of HSBC Finance in the Borough of Manhattan, City and State of New York. If the stated maturity, Redemption Date or Repayment Date of a Medium Term Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such stated maturity, Redemption Date or Repayment Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Medium Term Note issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, a “Record Date” shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

Interest rates, or interest rate formulas, are subject to change by us from time to time, but, except in the event we establish a higher interest rate, Spread or Spread Multiplier in conjunction with the exercise of an option to extend the maturity of a Medium Term Note, no such change will affect any Medium Term Note already issued or as to which an offer to purchase has been accepted by us.

Unless otherwise specified in the applicable Pricing Supplement, the interest rate will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date (as hereinafter defined), the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

Each Medium Term Note will be a Medium Term Note that bears interest at a fixed rate (a “Fixed Rate Note”), a Medium Term Note that bears interest at a floating rate (a “Floating Rate Note”), an Amortizing Note or an Indexed Note. A Floating Rate Note will be determined by reference to an interest rate basis, which may be a fixed rate of interest (the “Base Rate”), or two or more Base Rates, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). A Floating Rate Note or Indexed Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. The applicable Pricing Supplement will designate one of the following as applicable to each Medium Term Note: (a) a fixed rate or rates per annum, in which case such Medium Term Note will be a Fixed Rate Note, (b) the Commercial Paper Rate, in which case such Medium Term Note will be a Commercial Paper Rate Note, (c) LIBOR, in which case such Medium Term Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Medium Term Note will be a Treasury Rate Note, (e) the CMT Rate, in which case such Medium Term Note will be a CMT Rate Note, (f) the Federal Funds Rate, in which case such Medium Term Note will be a Federal Funds Rate Note, (g) the Prime Rate, in which case such Medium Term Note will be a Prime Rate Note, or (h) such other Base Rate or formula as is set forth in such Pricing Supplement. In addition, the Pricing Supplement may specify that two or more Base Rates (determined in the same manner as the Base Rates are determined for the types of Medium Term Notes described above) will be applicable to the Note or that interest on Indexed Medium Term Notes will be determined by reference to one or more currencies, currency units, commodity prices, financial or non-financial indices or other indices. The rate of interest on a Medium Term Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an

“Interest Reset Period”), on such dates (each an “Interest Reset Date”) as specified in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Medium Term Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Medium Term Notes as to which the Treasury Rate is an applicable Base Rate, which will reset the Tuesday of each week); (iii) monthly, the third Wednesday of each month, (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Base Rate and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

The interest rate applicable to such Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as hereinafter defined). The “Interest Determination Date” with respect to the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding the applicable Interest Reset Date; the “Interest Determination Date” with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the “Interest Determination Date” with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the “Interest Determination Date” will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills (as hereinafter defined) are normally auctioned (Treasury bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The “Interest Determination Date” pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Base Rates will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Base Rate is determinable. Each Base Rate will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

The applicable Pricing Supplement will specify the Base Rate or Rates and the Spread and/or Spread Multiplier, if any, the terms of the extension option, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Medium Term Note. In addition, such Pricing Supplement will define or particularize for each Medium Term Note the following terms, if applicable: Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates, stated maturity, Final Maturity and Redemption Date or Repayment Date. Unless otherwise provided in the applicable Pricing Supplement, The Bank of New York Mellon shall be the calculation agent (the “Calculation Agent”) with respect to the Medium Term Notes. All determinations made by the Calculation Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to our approval) and in absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Medium Term Notes and the Calculation Agent shall have no liability therefor.

Unless otherwise specified in the applicable Pricing Supplement, the “Calculation Date” pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or the stated maturity or Redemption Date, as the case may be. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

All percentages resulting from any calculation on Medium Term Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent or, in the case of Medium Term Notes denominated other than in dollars, the nearest unit (with one-half cent or unit being rounded upward).

The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or two or more Base Rates, in either case, (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The “Spread” is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note, and the “Spread Multiplier” is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. “Index Maturity” means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate is based, as specified in the applicable Pricing Supplement and in the Floating Rate Note.

Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Medium Term Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an “Interest Payment Date”) and, in each case, at stated maturity (or on the Redemption Date or Repayment Date, if applicable). If an Interest Payment Date specified in the applicable Pricing Supplement with respect to any Medium Term Note would otherwise fall on a day that is not a Business Day, (i) with respect to a Fixed Rate Note, interest with respect to such Medium Term Note will be paid on the next succeeding Business Day with the same force and effect as if paid on the due date, and no additional interest will be payable as a result of such delayed payment, and (ii) with respect to a Floating Rate Note, such Interest Payment Date will be postponed to the next succeeding Business Day with respect to such Medium Term Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note.

Unless otherwise indicated in the applicable Pricing Supplement, interest payments shall be the amount of interest accrued from, and including, the date of issue, or from, and including, the last date to which interest has been paid, to, but excluding, the Interest Payment Date, the stated maturity, the Redemption Date or the Repayment Date, as applicable. With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Medium Term Notes, LIBOR Medium Term Notes, Federal Funds Rate Medium Term Notes and Prime Rate Medium Term Notes, or by the actual number of days in the year, in the case of CMT Rate Medium Term Notes and Treasury Rate Medium Term Notes. The interest factor for Medium Term Notes whose interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only one of the applicable Base Rates applied.

In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Medium Term Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Fixed Rate Medium Term Notes

Each Fixed Rate Note will bear interest from its date of issue at the annual interest rate specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Medium Term Notes will be payable semiannually on May 15 and November 15 of each year to the persons in whose names the Fixed Rate Medium Term Notes are registered at the close of business on the April 30 and October 31 (each a “Record Date”) next preceding such Interest Payment Date. Interest payable at stated maturity (or on the Redemption Date or Repayment Date if applicable) will be payable to the persons to whom principal is payable. Interest on Fixed Rate Medium Term Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Commercial Paper Rate Medium Term Notes

Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and, if any, the Spread and/or Spread Multiplier) specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

Unless otherwise indicated in the applicable Pricing Supplement, “Commercial Paper Rate” means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Medium Term Note whose interest rate is determined with reference to the Commercial Paper Rate (a “Commercial Paper Interest Determination Date”), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” (“H.15(519)”), or any successor publication, under the heading “Commercial Paper-Nonfinancial”. In the event that such rate is not published by 3:00 P.M., New York City time on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the rate on such Commercial Paper Interest Determination Date for commercial paper of the specified Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper-Nonfinancial”. If by 3:00 P.M., New York City time on such Calculation Date the rate for a Commercial Paper Interest Determination Date is not yet published in either H.15(519) or H.15 Daily Update (or such other recognized electronic source), the rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with us) for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of The Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“Money Market Yield” shall be a yield (expressed as a percentage rounded to the nearest one hundredth of a percent, with five one-thousandths of a percent rounded upward) calculated in accordance with the following formula:

Money Market Yield	=	D x 360	x100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR Medium Term Notes

Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and, if any, the Spread and/or Spread Multiplier) specified in such LIBOR Note and in the applicable Pricing Supplement.

Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(i)                     With respect to any Interest Determination Date for a Medium Term Note whose interest rate is determined with reference to LIBOR (a “LIBOR Interest Determination Date”), LIBOR will be the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used. “Designated LIBOR Page” the Reuters screen “LIBOR01” page for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency. If such rate does not appear on the Designated LIBOR Page or the Designated LIBOR Page is unavailable, then LIBOR, in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

(ii)                  With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date, at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with HSBC Finance), commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date, quoted by three major banks in the City of New York, selected by the Calculation Agent (after consultation with HSBC Finance), for loans in U.S. dollars to leading European banks having the specified Index Maturity, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date.

Any interest rate on a floating rate note that the Calculation Agent is required to calculate by reference to a rate displayed on Reuters or other electronic service may, if such rate is also reported on Bloomberg. L.P. or another recognized electronic source, be calculated by the Calculation Agent using the report of such rate of such service, unless the Calculation Agent has actual knowledge that such report is inaccurate.

Treasury Rate Medium Term Notes

Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and, if any, the Spread and/or Spread Multiplier) specified in such Treasury Rate Note and in the applicable Pricing Supplement.

Unless otherwise indicated in the Pricing Supplement, “Treasury Rate” means with respect to any Interest Determination Date relating to a Treasury Rate Note or any Interest Determination Date for a Medium Term Note whose interest rate is determined with reference to the Treasury Rate (a “Treasury Interest Determination Date”), (i) the rate from the auction held on the applicable Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable Pricing Supplement under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION 10 or any other page as may replace this 56 on that service or page USAUCTION 11 or any other page as may replace this page on that service or, (ii) if the rate in clause (i) is not so published by 3:00 P.M., New York City time, on the related Calculation Date pertaining to such Treasury Interest Determination Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or (iii) if the rate in clause (ii) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or (iv) in the event that the rate referred to in clause (iii) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or (v) if the rate referred to in clause (iv) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or (vi) if the rate referred to in clause (v) is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement, or (vii) if the dealers selected by the calculation agent are not quoting as mentioned in clause (vi), the rate in effect on the applicable Interest Determination Date.

“Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	D x N	x	100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

CMT Rate Medium Term Notes

Unless otherwise specified in the applicable Pricing Supplement, “CMT Rate” means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a “CMT Rate Interest Determination Date”), the rate displayed on the Designated CMT Reuters Page under the caption “Treasury Constant Maturities” under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Reuters Page is “Reuters Page FRBCMT”, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Reuters Page is “Reuters Page FEDCMT”, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest

Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a “Reference Dealer”) in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest», for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Medium Term Notes”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Medium Term Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Medium Term Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

“Designated CMT Reuters Page” means the display on Reuters on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Reuters Page shall be “Reuters Page FEDCMT” for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

Federal Funds Rate Medium Term Notes

Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and, if any, the Spread and/or Spread Multiplier) specified in the applicable Pricing Supplement.

Unless otherwise indicated in the Pricing Supplement, “Federal Funds Rate” means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Interest Determination Date for a Medium Term Note whose interest rate is determined with reference to the Federal Funds Rate (a “Federal Funds Interest Determination Date”), the rate of interest determined as follows:

(i)   If Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable Pricing Supplement, the Federal Funds Rate as of the applicable Federal Funds Interest Determination Date shall be the rate for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Reuters or any successor service, on page FEDFUNDS 1 or any other page as may replace this page on that service, or if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date for Federal Funds published in H.15 Daily Update, or other electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds/Effective Rate.” If such rate is not published in either the H.15(519) or H.15 Daily Update (or such other electronic source) on such Calculation Date, the Federal Funds Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with HSBC Finance) prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as described above, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

(ii)   If “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable Pricing Supplement, the Federal Funds Rate as of the applicable Federal Funds Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters (or any successor service) on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”). If on a Calculation Date for an interest period such rate for the Interest Determination Date in that interest period does not appear on Reuters Page 5, the rate for the Interest Determination Date will be the rate for that date displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If on a Calculation Date for an interest period such rate for an Interest Determination Date in that interest period does not appear on Reuters Page 5 or FFPREBON Index page on Bloomberg, or another recognized source by 3:00 P.M., New York City time, on the related Calculation Date, the rate for such Interest Determination Date will be the arithmetric mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9:00 A.M., New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Prime Rate Medium Term Notes

Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and, if any, the Spread and/or Spread Multiplier) specified in the applicable Pricing Supplement.

Unless otherwise indicated in the Pricing Supplement, “Prime Rate” means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Interest Determination Date for a Medium Term Note whose interest rate is determined with reference to the Prime Rate (a “Prime Rate Interest Determination Date”), the rate published in H.15(519), or any successor publication, for that day under the heading “Bank Prime Loan”. If on the Calculation Date pertaining to such Prime Rate Interest Determination Date such rate is not yet published in H.15(519), or any successor publication, the rate for that Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 as such bank’s prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four (4) such rates appear on the Reuters Screen USPRIME 1 for that Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in a year divided by 360 for that Prime Rate Interest Determination Date by three (3) major money center banks in New York City selected by the Calculation Agent (after consultation with HSBC Finance); provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as described above, the Prime Rate in effect for the applicable period will be the Prime Rate in effect on such

Prime Rate Interest Determination Date. “Reuters Screen USPRIME 1” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

IMPORTANT CURRENCY INFORMATION

Each Medium Term Note will be denominated in U.S. dollars, a foreign currency or units of a foreign composite currency (the “Specified Currency”) as specified in the applicable Pricing Supplement. Purchasers are required to pay for each Medium Term Note in the Specified Currency for such Medium Term Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks currently do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Medium Term Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Medium Term Notes. Such requests must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Medium Term Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Medium Term Notes.

Unless otherwise indicated, currency amounts in this Prospectus Supplement or any Pricing Supplement are stated in United States dollars (“$”, “dollars”, “U.S. dollars” or “U.S. $”).

FOREIGN CURRENCY MEDIUM TERM NOTES

Exchange Rates and Exchange Controls

If appropriate, Pricing Supplements relating to Indexed Medium Term Notes or Medium Term Notes denominated in a Specified Currency other than U.S. dollars will contain information concerning historical exchange rates for such Specified Currency against the U.S. dollar, a description of the currency, any exchange controls as of the date of the applicable Pricing Supplement affecting such currency and any risk factors relating thereto. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Payment Currency

Except as set forth in the applicable Pricing Supplement, if payment on a Medium Term Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such Medium Term Note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available market exchange rate or as otherwise determined in good faith by us if the foregoing is impracticable. Any payment in respect of such Medium Term Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture.

All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to our approval). In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on Holders of the Medium Term Notes and the Exchange Rate Agent shall have no liability therefor.

Foreign Currency Judgments

The Medium Term Notes will be governed by and construed in accordance with the laws of the State of Illinois. Courts in the United States customarily have not awarded judgments for money damages denominated in any currency other than U.S. dollars. If a Medium Term Note is denominated in a Specified Currency other than U.S. dollars, it is believed that any judgment under Illinois law will be rendered in U.S. dollars, the amount of which would be determined by converting the foreign currency for the underlying obligation into U.S. dollars at a rate of exchange prevailing on the date the cause of action arose or the date of the entry of the judgment or decree.

OFFERING OF MEDIUM TERM NOTES

We may sell the Medium Term Notes, if any, from time to time in their initial offering through HSBC Securities (USA) Inc. (the “Agents”), which has agreed to use its reasonable efforts to solicit purchases of the Medium Term Notes, and we may also sell the Medium Term Notes, if any, to the Agents as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by the Agents or, if so agreed, at a fixed public offering price. HSBC Securities (USA) Inc. is an affiliate of HSBC Finance, as described below. We may also sell the Medium Term Notes, if any, from time to time directly on our own behalf or through an affiliated entity. We may designate additional parties to be “Agents” for purposes of offering or soliciting sales of the Medium Term Notes on the same terms and conditions as the Agents have agreed to. The names of any other agents so appointed will be set forth in the applicable Pricing Supplement. We reserve the right to withdraw, cancel or modify the offer made hereby without notice and will have the sole right to accept offers to purchase Medium Term Notes. We or the Agents may reject any proposed purchase of Medium Term Notes in whole or in part. We will pay each of the Agents a commission, in the form of a discount not to exceed .750%, depending upon maturity, of the principal amount of Medium Term Notes sold through such Agents, and may also sell Medium Term Notes to any Agents, as principal, at a discount to be agreed upon at the time of sale. The commission with respect to a Medium Term Note with a stated maturity in excess of 30 years from the date of issue will be agreed to by us and the Agents through which such Medium Term Note is sold at the time of such sale.

The Agents may offer the Medium Term Notes, if any, they have purchased as principal to other dealers. The Agents may sell Medium Term Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agents from us. Unless otherwise indicated in the applicable Pricing Supplement, any Medium Term Note sold to the Agents as principal will be purchased by such Agents at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Medium Term Note of identical maturity, and may be resold by the Agents to investors and other purchasers from time to time as described above. After the initial public offering of Medium Term Notes to be resold to investors and other purchasers, the public offering price (in the case of Medium Term Notes to be resold at a fixed public offering price) and any dealer discount may be changed.

Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price for the Medium Term Notes will be required to be made in immediately available funds on the date of settlement.

Offers to purchase Medium Term Notes directly from us may be made by contacting the Money and Capital Markets Group of HSBC Finance at 26525 North Riverwoods Boulevard, Mettawa, Illinois 60045 (Phone: 224-544-2000).

We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Agents may be required to make in respect thereof.

HSBC Finance and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC, is a member of The Financial Industry Regulatory Authority (“FINRA”) and may participate in offerings of the Medium Term Notes. Accordingly, offerings of the Medium Term Notes in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules administered by FINRA, and any Agents offering the Medium Term Notes in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any FINRA member or independent broker/dealer in connection with any distribution of the Medium Term Notes will not exceed of 8% of the principal amount of such Medium Term Note.

The Medium Term Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Medium Term Notes.

The Agents and certain affiliates thereof engage in transactions with and perform services for us in the ordinary course of business.

LEGAL OPINIONS

The legality of the Medium Term Notes will be passed upon for HSBC Finance by Mick Forde, Senior Vice President and General Counsel-Treasury and Assistant Secretary for HSBC Finance. Sidley Austin, Chicago, Illinois has acted as special tax counsel to HSBC Finance in connection with tax matters related to the issuance of the Medium Term Notes. Certain legal matters will be passed upon for the Agents by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Forde is a full-time employee and an officer of HSBC Finance Corporation and owns equity securities of HSBC.

HSBC Finance Corporation

Debt Securities

and

Warrants to Purchase Debt Securities

Preferred Stock ($0.01 par value)

Depositary Shares

HSBC Finance Corporation from time to time may offer to sell debt securities and warrants to purchase debt securities, preferred stock, either separately or represented by depositary shares.

HSBC Finance Corporation will provide specific terms of the securities that it may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

HSBC Finance Corporation may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC Finance Corporation, may use this prospectus in market-making transactions in these or similar securities after the initial sale. UNLESS HSBC FINANCE CORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

You should fully consider the risk factors beginning on page 2 in this prospectus and in the accompanying prospectus supplement, if any, prior to investing in the securities.

HSBC Finance Corporation and certain of the dealers who may effect sales of offered securities in Canada are indirect subsidiaries of HSBC Holdings plc.  By virtue of such common ownership, HSBC Finance Corporation is a “related issuer” and may be “connected issuer”, as such terms are defined in National Instrument 33-105 Underwriting Conflicts, of such dealers.  Canadian investors should refer to the heading “Certain Relationships and Related Transactions” contained in “Notice to Canadian Investors” for additional information.

Prospectus dated December 17, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined under Rule 405 promulgated under the Securities Act of 1933 utilizing a “shelf” registration process. You should only rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We may sell any combination of the securities described in this prospectus in one or more initial offerings. This prospectus may also be used in market-making transactions, as described under the heading “Plan of Distribution.” This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement, including any pricing supplement that will contain specific information about the terms of that offering and which will accompany this prospectus (the “Prospectus Supplement”). The Prospectus Supplement may also add to or update information contained in this prospectus. You should not assume that the information in this prospectus, or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.  You should read both this prospectus and any Prospectus Supplement together with the additional information described under the heading “Where You Can Find More Information” and “Plan of Distribution”.  In this prospectus, “us,” “we,” “our,” “Company” and “HSBC Finance” refer to HSBC Finance Corporation. In this prospectus, “HSBC Holdings” refers to HSBC Holdings plc.

RISK FACTORS

Investing in the securities involves risk. Please see the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in the Company’s subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC.  Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The Prospectus Supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that Prospectus Supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed under the caption “HSBC Finance” and elsewhere in this prospectus and any Prospectus Supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HSBC Finance to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See “Where You Can Find More Information.”

HSBC FINANCE

HSBC Finance and its subsidiaries offer a diversified range of financial services. HSBC Finance traces its origin through the same ownership to an office established in 1878.  The address of its principal executive office is 26525 North Riverwoods Boulevard, Mettawa, Illinois 60045 (telephone 224-544-2000).  HSBC Finance, formerly known as Household International, Inc., was acquired by a wholly-owned subsidiary of HSBC Holdings on March 28, 2003.

HSBC Finance is an indirect subsidiary of HSBC North America Holdings Inc., a bank holding company, and an indirect wholly owned subsidiary of HSBC Holdings.  HSBC Holdings, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC Holdings’ ordinary shares are admitted to trading on the London Stock Exchange and are listed on The Stock Exchange of Hong Kong, Euronext Paris and the Bermuda Stock Exchange, and its American depository shares are listed on the New York Stock Exchange.

USE OF PROCEEDS

Unless stated otherwise in the Prospectus Supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, and may include the funding of investments in, or extensions of credit to, our affiliates.  Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper.  The proceeds of our commercial paper are used in connection with our financial services business.

DESCRIPTION OF DEBT SECURITIES

HSBC Finance may offer, from time to time, one or more series of unsecured senior notes (“Debt Securities”). The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospect Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the “Offered Debt Securities”) and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HSBC Finance and will be issued under one of the indentures specified elsewhere herein (the “Indentures”). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HSBC Finance’s Registration Statement which registers the securities with the Securities and Exchange Commission.  The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time.  No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto.  Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary.  See “Book-Entry System” below.

Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt Securities:  (1) the title of the Offered Debt Securities and whether such Offered Debt

Securities will be senior or senior subordinated debt of HSBC Finance; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HSBC Finance will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any  optional sinking fund or to any purchase fund provisions, be redeemed by HSBC Finance, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HSBC Finance or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, any special tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. “Original Issue Discount Securities” means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof.  As used in the following summary of certain terms of the Debt Securities, the term “principal amount” means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Senior Debt Securities

The trustees for the indentures under which Offered Debt Securities constituting senior debt of HSBC Finance (the “Senior Debt Securities”) will be issued shall be either U.S. Bank National Association, The Bank of New York Mellon Trust Company, N.A., Wells Fargo Bank, National Association or such other entity which may be specified in the Prospectus Supplement (collectively, the “Senior Trustees”).  Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HSBC Finance and a Senior Trustee which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities (the “Standard Provisions”).  The above noted indentures are collectively called the “Indentures for Senior Debt Securities” herein.  Senior Debt Securities will rank on a parity with all unsecured debt of HSBC Finance, and prior to all subordinated debt.

Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

Covenant Against Creation of Pledges or Liens

All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured.  HSBC Finance covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (“security interest”) of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured.  The term “indebtedness for borrowed money” does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HSBC Finance of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HSBC Finance or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HSBC Finance; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HSBC Finance; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HSBC Finance or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HSBC Finance; (d) security interests to secure any indebtedness of HSBC Finance to a subsidiary; (e) security interests in property of HSBC Finance in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

Notwithstanding the foregoing, HSBC Finance may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HSBC Finance existing at such time and secured by security interests not so excepted, does not at the time, exceed 10% of HSBC Finance’s Consolidated Net Worth (as defined).  In addition, an arrangement with any person providing for the leasing by HSBC Finance of any property, which property has been or is to be sold or transferred by HSBC Finance to such person with the intention that such property be leased back to HSBC Finance, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HSBC Finance.  The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions – Section 3.08)

Concerning the Trustees

HSBC Finance maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HSBC Finance under which outstanding senior or subordinated unsecured debt securities of HSBC Finance have been or may be issued.  The Senior Trustees or affiliates thereof may also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Senior Subordinated Debt Securities

Offered Debt Securities which will constitute senior subordinated unsecured debt of HSBC Finance (the “Senior Subordinated Debt Securities”) will be issued under an Indenture between HSBC Finance and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture for Senior Subordinated Debt Securities”).

Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

Subordination

Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HSBC Finance and any other creditors, whenever outstanding, except for such indebtedness which by its terms is on parity with or subordinate and junior to Senior Subordinated Debt Securities. The  indebtedness of HSBC Finance to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called “senior indebtedness.” HSBC Finance is not directly limited in its ability to issue additional senior indebtedness.

In the event of any involuntary or voluntary event of insolvency, bankruptcy, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding-up of or relating to HSBC Finance as a whole, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

Holders of the Senior Subordinated Debt Securities and the trustee, by their acceptance of the Senior Subordinated Debt Securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have under the Indenture.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is trustee under other indentures of HSBC Finance under which outstanding senior unsecured debt securities of HSBC Finance have been or may be issued. HSBC

Finance maintains banking relationships with affiliates of The Bank of New York Mellon Trust Company, N.A.. The Bank of New York Mellon Trust Company, N.A. or affiliates thereof may also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HSBC Finance has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HSBC Finance will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HSBC Finance under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any. and interest, if any, on their Debt Securities. (Standard Provisions-Section 6.03, Indenture for Senior Subordinated Debt Securities-Section 5.03)

For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Any defeasance requires the prior written consent of the Federal Reserve Bank of New York and the Financial Services Authority of the United Kingdome (the “FSA”) (unless such approval is not required at the time established for defeasance).

Modification of Indentures

Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions-Section 11.02, Indenture for Senior Subordinated Debt Securities Section 10.02)

Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions- Section 11.01, Indenture for Senior Subordinated Debt Securities-Section 10.01).

Material variations in the terms and conditions of any series of the Senior Subordinated Debt Securities, including modifications relating to subordination, redemption and events of default may require the consent of the FSA and the Federal Reserve Bank of New York.

Successor Entity

The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision-Section 10.02, Indenture for Senior Subordinated Debt Securities-Sections 9.01 and 9.02).

Events of Default

The Standard Provisions related to the Indentures for Senior Debt Securities defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. The only events of default under the Indenture for Senior Subordinated Debt Securities are certain events of bankruptcy or insolvency. (Indenture for Senior Subordinated Debt Securities—Section 6.01) HSBC Finance is required to file with each Trustee annually a certificate as to the absence of certain defaults under each Indenture. (Standard Provisions-Section 3.05, Indenture for Senior Subordinated Debt Securities-Section 3.05)

If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions-Section 7.02, Indenture for Senior Subordinated Debt Securities-Section 6.02)

The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) solely with regards to the Senior Debt Securities, in the payment of principal of (or premium, if any) or interest, if any, on any Senior Debt Securities of such series (Standard Provisions-Section 7.13), or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions-Section 7. 13, Indenture for Senior Subordinated Debt Securities-Section 6. 14)

Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except solely with regards to the Senior Debt Securities, in payment of the principal of (or premium, if any) or interest, if any, on any Senior Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions-Section 8.02, Indenture for Senior Subordinated Debt Securities-Section 7.02)

Holders of Debt Securities may not enforce an Indenture except as provided therein.  (Standard Provisions-Section 7.07, Indenture for Senior Subordinated Debt Securities-Section 6.07)  Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions-Section 7.12, Indenture for Senior Subordinated Debt Securities-Section 6.13) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity reasonably satisfactory to it against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions-Section 8.03(e), Indenture for Senior Subordinated Debt Securities-Section 7.03( e))

Under the Indenture for Senior Subordinated Debt Securities, upon non-payment of principal or 30 days after non-payment of interest, the Trustee on behalf of the Holders of Debt Securities or any Holder may institute bankruptcy or other insolvency proceedings against the Company. (Indenture for Senior Subordinated Debt Securities-Section 6.11)

DESCRIPTION OF WARRANTS

HSBC Finance may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a “Warrant Agreement”) to be entered into between HSBC Finance and a bank or trust company, as warrant agent (“Warrant Agent”), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants (“Offered Warrants”). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants (“Warrant Certificates”), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

The applicable Prospectus Supplement will describe the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date (“Expiration Date”) on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HSBC Finance will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

DESCRIPTION OF PREFERRED STOCK

General

HSBC Finance’s amended and restated certificate of incorporation authorizes the issuance of 1,501,200 shares of capital stock of which 1,501,100 shares shall be designated preferred stock, $0.01 par value per share, and 100 shares shall be designated common stock, $0.01 par value per share. As of December 10, 2008, 575,000 shares of Series B Preferred Stock (“Series B Preferred”) were issued and outstanding and 60 shares of common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable.

Preferred Stock

The Company’s preferred stock may be issued from time to time in one or more series as authorized by the board of directors or a duly authorized committee of the board of directors. The board of directors has adopted a resolution creating an offering committee of the board with the power to authorize the issuance and sale of one or more series of preferred stock and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights, other than voting rights which shall be fixed by the board of directors, and qualifications, limitations or restrictions of the preferred stock. Other terms of any series of preferred stock, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms will be set forth in the certificate of designations, preferences and rights with respect to such series and described in the applicable Prospectus Supplement.

Under current provisions of the general corporation law of the state of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class upon a proposed amendment to HSBC Finance’s restated certificate of incorporation, with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of preferred stock, increase or decrease the par value of shares of preferred stock, or alter or change the powers, preferences or special rights of the preferred stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock in an adverse manner, but would not affect the entire class of preferred stock, then only the shares of the series affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

Description of Authorized Series of Preferred Stock

The following summary describes our authorized series of preferred stock, the Series B Preferred. You should read the more detailed provisions of the certificate of designation, preferences and rights relating to the Series B Preferred for provisions that might be important to you.

Series B Preferred

Dividends and Redemption. Dividends on the Series B Preferred are payable when, as and if declared by the board of directors of HSBC Finance quarterly on the 15th calendar day of March, June, September and December of each year. Dividends on the Series B Preferred are payable at a rate of 6.36% per annum. Dividends on the Series B Preferred are noncumulative. Accordingly, if for any reason our board of directors does not declare a dividend on the Series B Preferred Stock for a dividend period, we will not pay a dividend for that dividend period on the dividend payment date for that dividend period or at any future time, whether or not our board of directors declares dividends on the Series B Preferred for any subsequent dividend period. However, with certain exceptions, we may not declare or pay dividends on or redeem or purchase our common stock or other series of preferred stock at any time if we have not declared, paid or set aside for payment full dividends on the Series B Preferred for the then-current dividend period. In the event of the liquidation, dissolution or winding up of HSBC Finance, whether voluntary or involuntary, holders of the Series B Preferred are entitled to receive $1,000 per share, plus accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption. The Series B Preferred is not redeemable prior to June 24, 2010. The Series B Preferred is redeemable, at the option of HSBC Finance, in whole or in part, from time to time on or after June 24, 2010, at a redemption price of $1,000 per share, plus an amount equal to accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption. Any redemption of the Series B Preferred must be approved by the Federal Reserve Bank of New York and the FSA (unless such approvals are not required at the time established for redemption). The Series B Preferred is not entitled to the benefits of any sinking fund.

Voting Rights. Whenever, at any time or times, dividends payable on the shares of Series B Preferred have not been declared and paid for six quarters, whether or not consecutive, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until the date on which HSBC Finance next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred for at least four subsequent dividend periods, the holders of the Series B Preferred either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the board of directors of HSBC Finance, and the holders of common stock together with the holders of any series or class or classes of stock of HSBC Finance having general voting rights and not then entitled to elect two members of the board of directors as described in this paragraph to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the board of directors. In such case, the board of directors of HSBC Finance shall be increased by two directors. The rights of the holders of the Series B Preferred to participate (either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights) in the exclusive election of two members of the board of directors of HSBC Finance will continue until the date on which HSBC Finance next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred for at least four subsequent dividend periods. At elections for such directors, each holder of Series B Preferred shall be entitled to one vote for each share of Series B Preferred held of record on the record date established for the meeting. The holders of Series B Preferred will not have the right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment or provision for the payment in full of dividends on the Series B Preferred for a subsequent dividend period) of the exclusive voting power of the holders of Series B Preferred and the holders of all other series of preferred stock that have been entitled to vote for and elect such two members of the board of directors of HSBC Finance as described above, the terms of office of all persons who have been elected directors of HSBC Finance by vote of such holders shall terminate and the two vacancies created to accommodate the exclusive right of election described above shall thereupon be eliminated and the board of directors shall be decreased by two directors.

So long as any shares of Series B Preferred remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series B Preferred outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate anyone or more of the following:

•      The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking prior to the Series B Preferred as to dividends or amounts payable on liquidation, dissolution or winding up of HSBC Finance;

•      The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking on a parity with the Series B Preferred unless the certificate of designations, preferences and rights or other provisions of the amended and restated certificate of incorporation of HSBC Finance creating or authorizing such class or series provides that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of HSBC Finance are not paid in full on all outstanding shares of parity stock, the shares of all parity stock will share ratably (x) in the payment of dividends, including accumulations (if any), in accordance with the sums that would be payable on all parity stock if all dividends in respect of all shares of parity stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of HSBC Finance in accordance with the sums that would be payable in respect of all shares of parity stock if all sums payable were discharged in full; or

•      The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the amended and restated certificate of incorporation of HSBC Finance, which would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or HSBC Finance’s Series B Preferred, or any other capital stock of HSBC Finance, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of HSBC Finance, in each case ranking on a parity with or junior to the Series B Preferred with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of HSBC Finance, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

The voting rights described above will not apply to any shares of Series B Preferred if, at or prior to the time voting rights would otherwise arise, all outstanding shares of Series B Preferred have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

Conversion Rights. The holders of the Series B Preferred do not have any rights to convert their shares into shares of any other class or series of capital stock, or any other security, of HSBC Finance.

Additional Shares. The Company may from time to time, without notice to or the consent of the holders of the Series B Preferred, authorize and issue additional shares of Series B Preferred.

Description of Depositary Shares

General. HSBC Finance may, at its option, elect to issue fractional shares of preferred stock, rather than full shares of preferred stock. In the event such option is exercised, HSBC Finance may elect to have a depositary issue receipts for depositary shares, each receipt representing a fraction, to be set forth in the Prospectus Supplement relating to a particular series of preferred stock, of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between HSBC Finance and a bank or trust company selected by HSBC Finance. The depositary must have its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of an offering of the preferred stock. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon the Company’s written order, issue temporary depositary receipts substantially identical to, and with all the same rights of, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at the Company’s expense.

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary receipts may have the depositary deliver to the holder the whole shares of preferred stock relating to the surrendered depositary receipts. Holders of depositary shares may receive whole shares of the related series of preferred stock on the basis set forth in the related Prospectus Supplement for such series of preferred stock, but holders of such whole shares will not after the exchange be entitled to receive depositary shares for their whole shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make distribution of the property. In that case the depositary may, with the Company’s approval, sell such property and distribute the net proceeds from the sale to such holders.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever HSBC Finance redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock redeemed by the Company. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Shares. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and HSBC Finance will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Deposit Agreement. HSBC Finance and depositary at any time may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. HSBC Finance or the depositary may terminate the deposit agreement only if all outstanding depositary shares have been redeemed, or there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of HSBC Finance and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary. HSBC Finance will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. HSBC Finance will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. The depositary will forward to the record holders of the depositary shares relating to such preferred stock all reports and communications from HSBC Finance which are delivered to the depositary.

Neither HSBC Finance nor the depositary will be liable if either one is prevented or delayed by law or any circumstance beyond their control in performing the obligations under the deposit agreement. The obligations of HSBC Finance and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counselor accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to HSBC

Finance notice of its election to do so, and HSBC Finance may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

BOOK-ENTRY PROCEDURES

Unless otherwise indicated in the Prospectus Supplement with respect to any offered securities, upon issuance, all offered securities will be represented by one or more global securities (the “Global Security”). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “Depositary”) and registered in the name of Cede & Co. (the Depositary’s partnership nominee). Unless and until exchanged in whole or in part for offered securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

If so indicated in the Prospectus Supplement with respect to any offered securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, societe anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary.

So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of offered securities represented by such Global Security for all purposes under the Indenture or other governing documents. Except as provided below, the actual owners of offered securities represented by a Global Security (the “Beneficial Owner”) will not be entitled to have the offered securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the offered securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other governing documents. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a “Participant”) on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture or other governing documents. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture or other governing documents, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for offered securities. Offered securities will be issued in fully registered form registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered Global Securities will be issued for the offered securities in the aggregate amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depositary Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of offered securities under DTC’s system must be made by or through Direct Participants, which will receive a credit for offered securities on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in offered securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in offered securities, except in the limited circumstances which may be provided in the applicable Indenture or other governing documents.

To facilitate subsequent transfers, all offered securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of offered securities with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of offered securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC, nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to offered securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date.

The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts offered securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on offered securities will be made in immediately available funds to Cede & Co. or such other DTC nominee. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to Cede & Co. (or such other DTC nominee) on behalf of Beneficial Owners is the responsibility of the Company or the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to offered securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for offered securities will be printed and delivered.

Global Clearance and Settlement Procedures

Initial settlement for offered securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any offered securities indicates that investors may elect to hold interests in offered securities through Clearstream or Euroclear, secondary market trading between participants in Clearstream and/or Euroclear (“Clearstream Participants” and “Euroclear Participants”, respectively) will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving offered securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the offered securities made through Clearstream or Euroclear must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Clearstream and Euroclear, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Clearstream and Euroclear payments, deliveries, transfers, exchanges, notices and other transactions involving any offered securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the offered securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date, In addition, investors who hold their interests through both DTC and Clearstream or Euroclear may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of offered securities among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Sidley Austin LLP, special tax counsel to HSBC Finance, the following summary correctly describes the material U.S. federal income tax considerations as of the date hereof of the acquisition, ownership and disposition of the Offered Debt Securities to beneficial owners (“Holders”) purchasing Offered Debt Securities at their original issuance. The following discussion may not be applicable to a particular series of Offered Debt Securities, depending on the terms and conditions established for such Offered Debt Securities in the appropriate Prospectus Supplement and pricing supplement. This summary does not discuss the tax consequences of holding Warrants, Preferred Stock or Depositary Shares. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), legislative history, administrative pronouncements, judicial decisions and final, proposed and temporary Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Any such changes may apply retroactively.

This summary discusses only the principal U.S. federal income tax consequences to those Holders holding Offered Debt Securities as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of the Holder’s particular circumstances or to Holders subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, real estate investment trusts, regulated investment companies, persons who hold Offered Debt Securities as part of a straddle, hedging, integrated, constructive sale or conversion transaction, insurance companies, dealers in securities or foreign currencies, and U.S. Holders (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar).

If a partnership holds Offered Debt Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons that are partners of a partnership holding Offered Debt Securities should consult their own tax advisors.

Persons considering the purchase of Offered Debt Securities should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of an Offered Debt Security who or which is, for U.S. federal income tax purposes:

•      an individual citizen or resident of the United States,

•      a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or

•      an estate or trust treated as a United States person under Section 7701(a)(30) of the Code.

The term “Non-U.S. Holder” means a beneficial owner of an Offered Debt Security (other than a partnership) that is not a U.S. Holder.

Taxation of Interest

The taxation of interest on an Offered Debt Security depends on whether the interest is “qualified stated interest” (as defined below). Interest that is qualified stated interest will generally be includible in a U.S. Holder’s income as ordinary interest income when actually or constructively received (if such Holder uses the cash method of accounting for federal income tax purposes) or when accrued (if such Holder uses an accrual method of accounting for federal income tax purposes). Interest that is not qualified stated interest is includible in a U.S. Holder’s income under the rules governing “original issue discount” described below, regardless of such U.S. Holder’s method of accounting. Notwithstanding the foregoing, interest that is payable on an Offered Debt Security with a maturity of one year or less from its issue date, referred to as a “Short-Term Note,” is included in a U.S. Holder’s income under the rules described below under “Short-Term Notes.”

Definition of Qualified Stated Interest

Interest on an Offered Debt Security is “qualified stated interest” if the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than debt instruments of HSBC Finance) at least annually at a single fixed rate (in the case of an Offered Debt Security that bears interest at a fixed rate (a “Fixed Rate Note”)) or at a single “qualified floating rate” or “objective rate” (in the case of an Offered Debt Security that bears interest at a floating rate (a “Floating Rate Note”) and that qualifies as a VRDI, as defined below). If a Floating Rate Note that qualifies as a VRDI provides for interest other than at a single qualified floating rate or single objective rate, special rules apply to determine the portion of such interest that constitutes qualified stated interest. See “Offered Debt Securities that are VRDIs” below.

Definition of Variable Rate Debt Instrument (VRDI)

An Offered Debt Security that bears interest at a floating rate (a “Floating Rate Note”) will qualify as a variable rate debt instrument (“VRDI”) if all four of the following conditions are met. First, the “issue price” (as defined under “Taxation of Original Issue Discount”) of the Floating Rate Note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a Floating Rate Note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (ii) 15% of the total noncontingent principal payments. A Floating Rate Note that does not provide for contingent principal will satisfy this requirement as long as it is not issued at a significant premium.

Second, except as provided in the preceding paragraph, the Floating Rate Note must not provide for any principal payments that are contingent.

Third, the Floating Rate Note must provide for stated interest (compounded or paid at least annually) at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (as defined below).

Fourth, the Floating Rate Note must provide that a qualified floating rate or objective rate in effect at any time during the term of the Floating Rate Note is set at the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Definition of a Qualified Floating Rate

Subject to certain exceptions, a variable rate of interest on a Floating Rate Note is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. This definition includes a variable rate equal to (i) the product of an otherwise qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a spread. If the variable rate equals the product of an otherwise qualified floating rate and a single fixed multiple greater than 1.35 or less than or equal to .65, however, such rate will generally be an objective rate. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is not fixed throughout the term of the Floating Rate Note and is reasonably expected as of the issue date to cause the yield on the Floating Rate Note to be significantly more or less than the expected yield determined without the restriction.

Definition of an Objective Rate

Subject to certain exceptions, an “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of HSBC Finance (or a related party) nor unique to the circumstances of HSBC Finance (or a related party). A rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Floating Rate Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the term. The Internal Revenue Service (“IRS”) may designate rates other than those specified above that will be treated as objective rates. As of the date hereof, no such other rates have been designated. An objective rate is a “qualified inverse floating rate” if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

If interest on a Floating Rate Note is stated at a fixed rate for an initial period of less than one year, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

Taxation of Original Issue Discount

U.S. Holders of Offered Debt Securities issued with original issue discount (“OID”) will be subject to special tax accounting rules, as described in greater detail below. Additional rules applicable to Offered Debt Securities having OID that are denominated in or determined by reference to a currency other than the U.S. Dollar are described under “Foreign Currency Notes” below. OID is the excess, if any, of an Offered Debt Security’s “stated redemption price at maturity” over the Offered Debt Security’s “issue price.” An Offered Debt Security’s “stated redemption price at maturity” is the sum of all payments provided by the Offered Debt Security (whether designated as interest or as principal) other than payments of qualified stated interest. The “issue price” of an Offered Debt Security is the first price at which a substantial amount of the Offered Debt Securities in the issuance that includes the Offered Debt Security is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). If an Offered Debt Security is issued as part of an investment unit (e.g., together with an Offered Warrant), the issue price of the investment unit is determined in the same manner and allocated between the Offered Debt Security and right (or rights) that comprise the unit based on their relative fair market values.

U.S. Holders of Offered Debt Securities with OID (other than Short-Term Notes, as defined below) generally will be required to include such OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A U.S. Holder’s tax basis in an Offered Debt Security is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID with respect to an Offered Debt Security will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of an Offered Debt Security that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the Offered Debt Security). If the amount of OID is less than that amount, the OID that is not included in payments of stated interest is included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the Offered Debt Security.

Inclusion of OID in Income-Fixed Rate Notes

In the case of an Offered Debt Security that bears interest at a fixed rate (a “Fixed Rate Note”) issued with OlD, the amount of OID includible in the income of a U.S. Holder for any taxable year is determined under the constant yield method, as follows. First, the “yield to maturity” of the Fixed Rate Note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the Fixed Rate Note (including payments of qualified stated interest), produces an amount equal to the issue price of the Fixed Rate Note. The yield to maturity is constant over the term of the Fixed Rate Note and, when expressed as a percentage, must be calculated to at least two decimal places.

Second, the term of the Fixed Rate Note is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the Fixed Rate Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

Third, the total amount of OID on the Fixed Rate Note is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the Fixed Rate Note at the beginning of the accrual period and the yield to maturity of the Fixed Rate Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Fixed Rate Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Fixed Rate Note is its issue price, increased by the amount of OID previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the Fixed Rate Note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a Fixed Rate Note, the amount of OID previously includible in the gross income of any U.S. Holder is determined without regard to “premium” and “acquisition premium”, as those terms are defined below under “Market Discount and Premium.”

Fourth, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

A U.S. Holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that such Holder held the Fixed Rate Note. Under the constant yield method described above, U.S. Holders generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Taxation of OID on Floating Rate Notes and Indexed Notes

The taxation of OID on a Floating Rate Note or an Offered Debt Security for which the principal amount payable at the stated maturity, or the interest on the Offered Debt Security, or both, may be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (an “Indexed Note”) will depend on whether the Floating Rate Note or Indexed Note is a VRDI, as that term is described above under “Definition of a Variable Rate Debt Instrument (VRDI).”

Offered Debt Securities that are VRDls

In the case of a VRDI that provides for qualified stated interest (as defined above) the amount of qualified stated interest and OID, if any, includible in income during a taxable year is determined under the rules applicable to Fixed Rate Notes (described above) by assuming that the variable rate of interest is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, and (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the Offered Debt Security. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

If an Offered Debt Security that is a VRDI does not provide for qualified stated interest, the amount of interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows:

First, in the case of an instrument that provides for interest at a fixed rate, replace the fixed rate by a qualified floating rate (or qualified inverse floating rate, if applicable) such that the fair market value of the instrument as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Second, determine the fixed rate substitute for each variable rate provided by the Offered Debt Security. The fixed rate substitute for each qualified floating rate provided by the Offered Debt Security is the value of that qualified floating rate on the issue date. If the Offered Debt Security provides for two or more qualified floating rates with different intervals between interest adjustment dates, the fixed rate substitutes are based on intervals that are equal in length. The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Offered Debt Security.

Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the Offered Debt Security, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the Offered Debt Security.

Fourth, determine the amount of qualified stated interest and OID for the equivalent fixed rate debt instrument under the rules described above for Fixed Rate Notes. These amounts are taken into account as if the U.S. Holder held the equivalent fixed rate debt instrument. See “Taxation of Interest”, “Taxation of Original Issue Discount” and “Inclusion of OID in Income-Fixed Rate Notes” above.

Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. In general, this increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument constructed under the third step provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period, and otherwise the increase or decrease is an adjustment to OID, if any, for the accrual period.

Contingent Notes

Unless otherwise noted in the applicable Prospectus Supplement or pricing supplement, if any, Floating Rate Notes or Indexed Notes that are not VRDls (“Contingent Notes”) will be treated as “contingent payment debt instruments” and will be taxable under the rules applicable thereto (the “Contingent Debt Regulations”) for U.S. federal income tax purposes. As a result, the Contingent Notes will generally be subject to the OID provisions of the Code and the regulations thereunder, and a U.S. Holder will be required to accrue interest income on the Contingent Notes as set forth below.

First, HSBC Finance is required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which HSBC Finance would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions) but not taking into consideration the risk of the contingencies or the liquidity of the Contingent Note. Further, the comparable yield may not be less than the applicable Federal Rate announced monthly by the IRS (the “AFR”). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their U.S. tax liability, the comparable yield for the Contingent Note is, without proper evidence to the contrary, presumed to be the AFR.

Second, solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue (and which HSBC Finance will be required to report on an IRS Form 1099), HSBC Finance will be required to construct a “projected payment schedule” for the Contingent Notes, determined under the Contingent Debt Regulations (the “Schedule”), representing a series of payments the amount and timing of which would produce a yield to maturity on the Contingent Notes equal to the comparable yield. The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

Third, under the usual rules applicable to Offered Debt Securities issued with OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note’s adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the U.S. Holder held the Contingent Note.

Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, interest income is generally increased (or decreased) if the actual contingent payment is more (or less) than the projected payment. Differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

The Contingent Debt Regulations require HSBC Finance to provide each U.S. Holder of a Contingent Note with the Schedule. If HSBC Finance does not create the Schedule or the Schedule is unreasonable, a U.S. Holder must set its own projected payment schedule and explicitly disclose the fact that the U.S. Holder’s schedule is being used and the reason therefor. Unless otherwise prescribed by the IRS, the U.S. Holder must make such disclosure on a statement attached to the U.S. Holder’s timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

In general, any gain realized by a U.S. Holder on the sale, exchange or other disposition of a Contingent Note is interest income. Any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such Holder’s prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules also apply with respect to market discount and premium on Contingent Notes that may differ from the rules described below under “Market Discount and Premium.”

Other Rules

Certain Offered Debt Securities having OID may be redeemed prior to maturity. Such Offered Debt Securities may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of such Offered Debt Securities with a redemption feature should carefully examine the applicable Prospectus Supplement and pricing supplement and should consult their tax advisors with respect to such feature since the tax consequences with respect to interest and OID will depend, in part, on the particular terms and the particular features of the Offered Debt Security.

Short-Term Notes

In the case of an Offered Debt Security that matures one year or less from its date of issuance (a “Short-Term Note”), a cash method U.S. Holder generally is not required to accrue OID for U.S. federal income tax purposes unless such Holder elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for federal income tax purposes on the accrual method and certain other U.S. Holders, including banks and dealers in securities, are required to include OID in income on such Short-Term Notes as it accrues on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required, and does not elect, to include the OID in income currently, stated

interest wiIl generaIly be taxable at the time it is received and any gain realized on the sale, exchange or other disposition of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or other disposition (generally reduced by prior payments of interest, if any). In addition, such Holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred to purchase or carry Short-Term Notes in an amount not exceeding the accrued OID not previously included in income.

Extendible Offered Debt Securities

If so indicated in the Prospectus Supplement and pricing supplement relating to an Offered Debt Security, HSBC Finance will have the option to extend the original maturity date of such Offered Debt Security for one or more periods (an “Extendible Note”). The treatment of a U.S. Holder of Extendible Notes with respect to which such an option has been exercised who does not elect to have HSBC Finance repay such Extendible Notes on the applicable original stated maturity date is unclear and will depend, in part, on the terms established for such Extendible Notes by HSBC Finance pursuant to the exercise of such option (the “Revised Terms”). Such Holder may be treated for U.S. federal income tax purposes as having exchanged such Extendible Notes (the “Old Notes”) for new Offered Debt Securities with Revised Terms (the “New Notes”). If the U.S. Holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization.

If the exercise of the option by HSBC Finance is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a U.S. Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a U.S. Holder will recognize gain (and may or may not recognize loss, depending on the relevant Revised Terms) generally equal to the difference between the issue price of the New Notes and such Holder’s tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss will be recognized by a U.S. Holder as a result thereof and gain, if any, will be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered. In this regard, the meaning of the term “principal amount” is not clear. Such term could be interpreted to mean “issue price” with respect to securities that are received and “adjusted issue price” with respect to securities that are surrendered. Legislation to that effect has been introduced in the past. It is not possible to determine whether such legislation will be enacted in the future and. if enacted, whether it would apply to recapitalizations occurring prior to the date of enactment.

The presence of such an option may also affect the calculation of OID, among other things. For purposes of such calculation, HSBC Finance will be deemed to exercise or not exercise an option in a manner that minimizes the yield on the Extendible Note. If the exercise of such option actually occurs or does not occur, contrary to what is deemed to occur pursuant to the foregoing rules, then, solely for purposes of the accrual of OID, the yield and maturity of the Extendible Note are redetermined by treating the Extendible Note as reissued on the date of the occurrence or non-occurrence of the exercise for an amount equal to its adjusted issue price on that date.

The foregoing discussion of Extendible Notes is provided for general information only. Additional tax considerations may arise from the ownership of Extendible Note in light of the particular features or combination of features of such Extendible Notes. U.S. Holders intending to purchase Offered Debt Securities with such features should examine the applicable Prospectus Supplement and pricing supplement and should consult their own tax advisors.

Indexed Notes

The U.S. federal income tax treatment of Indexed Notes will depend on whether the Indexed Note qualifies as a VRDI (as defined above under “Definition of Variable Rate Debt Instrument (VRDI)”, “Definition of

Qualified Floating Rate” and “Definition of Objective Rate”). The treatment of an Indexed Note that qualifies as a VRDI is described above under “Taxation of Interest” and “Taxation of Original Issue Discount.” An Indexed Note that does not qualify as a VRDI will be treated as a Contingent Note (as defined above) assuming it is properly treated as indebtedness for federal income tax purposes, taxable in the manner described above under “Contingent Notes”.  An Indexed Note denominated in U.S. dollars, and having payments of interest or principal determined with reference to a foreign currency, is generally subject to the special rules for Foreign Currency Notes described below under “Foreign Currency Notes.”

Market Discount

If a U.S. Holder acquires an Offered Debt Security having a maturity date of more than one year from the date of its issuance and has a tax basis in the Offered Debt Security that is less than its “stated redemption price at maturity” (or, in the case of an Offered Debt Security with OID, less than its “adjusted issue price”), the amount of the difference will be treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (from the date of acquisition). Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment (or, in the case of an Offered Debt Security having OID, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, other disposition or other disposition of, an Offered Debt Security as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such Offered Debt Security is disposed of in certain otherwise nontaxable transactions (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includible as ordinary income to the U.S. Holder as if such Holder had sold the Offered Debt Security at its then fair market value. Market discount generally accrues on a straight-line basis over the remaining term of an Offered Debt Security except that, at the election of the U.S. Holder, market discount may accrue on a constant yield basis. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Offered Debt Security. A U.S. Holder may elect to include market discount in income currently, as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. An election to include market discount in income currently will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium and Acquisition Premium

A U.S. Holder that purchases an Offered Debt Security having OID for an amount that is greater than its adjusted issue price but less than or equal to the sum of all remaining amounts payable on the Offered Debt Security other than payments of qualified stated interest will be considered to have purchased such Offered Debt Security at an “acquisition premium.” In such a case, the amount of OID otherwise includible in the U.S. Holder’s income during an accrual period is reduced by a fraction. The numerator of this fraction is the excess of the adjusted basis of the Offered Debt Security immediately after its acquisition by the U.S. Holder over the adjusted issue price of the Offered Debt Security. The denominator of this fraction is the excess of the sum of all amounts payable on the Offered Debt Security after the purchase date, other than payments of qualified stated interest, over the Offered Debt Security’s adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

If a U.S. Holder purchases an Offered Debt Security for an amount in excess of the sum of all amounts payable on the Offered Debt Security after the date of acquisition (other than payments of qualified stated interest), such Holder will be considered to have purchased such Offered Debt Security with “amortizable bond premium” equal in amount to such excess, and generally will not be required to include any OID in income.

Generally, a U.S. Holder may elect to amortize such premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see “Taxation of Original Issue Discount”), over the remaining term of the Offered Debt Security (where such Offered Debt Security is not redeemable prior to its maturity date). In the case of Offered Debt Securities that may be redeemed prior to maturity, the premium is calculated assuming that the issuer or holder will exercise or not exercise its redemption rights in a manner that maximizes the U.S. Holder’s yield. A U.S. Holder who elects to amortize bond premium must reduce such Holder’s tax basis in the Offered Debt Security by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by such Holder and may be revoked only with the consent of the IRS.

Election to Treat all Interest as OlD

A U.S. Holder may elect to include in gross income its entire return on an Offered Debt Security (i.e., in general, the excess of all payments to be received on the Offered Debt Security over the amount paid for the Offered Debt Security by such Holder) in accordance with a constant yield method based on the compounding of interest. Such an election for an Offered Debt Security with amortizable bond premium will result in a deemed election to amortize bond premium for all of the U.S. Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation. Similarly, such an election for an Offered Debt Security with market discount will result in a deemed election to accrue market discount in income currently for such Offered Debt Security and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS.

The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the market discount, acquisition premium and amortizable bond premium rules.

Sale, Exchange or Other Disposition of the Offered Debt Securities

Upon the sale, exchange or other disposition of an Offered Debt Security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition (not including any amount attributable to accrued but unpaid qualified stated interest) and such Holder’s adjusted tax basis in the Offered Debt Security. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the U.S. Holder will be treated as a payment of interest. See “Taxation of Interest” above. A U.S. Holder’s adjusted tax basis in an Offered Debt Security will equal the cost of the Offered Debt Security to such Holder, increased by the amount of any market discount, discount with respect to a Short-Term Note and OlD, in each case to the extent previously included in income by such Holder with respect to such Offered Debt Security, and reduced by any amortized bond premium, acquisition premium and principal payments received by such Holder and, in the case of an Offered Debt Security having OlD, by the amounts of any other payments received included in the stated redemption price at maturity, as described above.

Generally, gain or loss realized on the sale, exchange or other disposition of an Offered Debt Security will be capital gain or loss (except as provided under “Contingent Notes”, “Short-Term Notes” and “Market Discount and Premium” above and “Foreign Currency Notes” below), and will be long term capital gain or loss if at the time of sale, exchange or other disposition the Offered Debt Security has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Foreign Currency Notes

The following summary relates to Offered Debt Securities that are denominated in, or provide for payments determined by reference to, a currency or currency unit other than the U.S. dollar (“Foreign Currency Notes”).

A U.S. Holder of a Foreign Currency Note who receives a payment of interest in a foreign currency that is not required to be included in income by such Holder prior to its receipt (e.g., qualified stated interest received by a U.S. Holder using the cash method of accounting) will be required to include in income the U.S. dollar value of such foreign currency payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency.

In the case of interest income on a Foreign Currency Note that is required to be included in income by a U.S. Holder prior to the receipt of payment (e.g., stated interest on a Foreign Currency Note held by a U.S. Holder using the accrual method of accounting, accrued OID, or accrued market discount includible in income as it accrues), a U.S. Holder will be required to include in income the U.S. dollar value of the interest income (including OID or market discount but reduced by acquisition premium and amortizable bond premium, to the extent applicable) that accrued during the relevant accrual period. OID, market discount, acquisition premium, and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency. Unless the U.S. Holder makes the election discussed below, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for each business day during the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for each business day during the partial period within the taxable year. Such U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received, reflecting fluctuations in currency exchange rates between the time the income accrued and the date of payment. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A U.S. Holder may elect to translate interest income (including OlD and market discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. Such U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received, equal to the difference (if any) between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) and the U.S. dollar value of interest income translated at the relevant spot rate described in the preceding sentence. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

The amount of accrued market discount (other than market discount currently includible in income) taken into account upon receipt of any partial principal payment or upon the sale, exchange or other disposition of a Foreign Currency Note will be the U.S. dollar value of such accrued market discount determined on the date of receipt of such partial principal payment or on the date of such sale, exchange or other disposition.

Any gain or loss realized on the sale, exchange or other disposition of a Foreign Currency Note with amortizable bond premium by a U.S. Holder who has not elected to amortize such premium (under the rules described above) will be ordinary income or loss to the extent attributable to fluctuations in currency exchange rates determined as described in the second succeeding paragraph. Exchange gain or loss will be realized on any amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal as described in the second succeeding paragraph. Similar rules apply in the case of acquisition premium.

A U.S. Holder’s tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or the U.S. dollar value of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. In the case of an adjustment resulting from an accrual of OID or market discount, such adjustment will be made at the rate at which such OID or market discount is translated into U.S. dollars under the rules described above. A U.S. Holder that converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. A U.S. Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar value of the Foreign Currency Note on the date of purchase.

Gain or loss realized upon the sale, exchange or other disposition of, or the receipt of principal on, a Foreign Currency Note, to the extent attributable to fluctuations in currency exchange rates, will be ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency purchase price for such Foreign Currency Note, determined on the date such Foreign Currency Note is disposed of, and (ii) the U.S. dollar value of the foreign currency purchase price for such Foreign Currency Note, determined on the date such U.S. Holder acquired such Foreign Currency Note. Any portion of the proceeds of such sale, exchange or other disposition attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. Such foreign currency gain or loss will be recognized only to the extent of the overall gain or loss realized by a U.S. Holder on the sale, exchange or other disposition of the Foreign Currency Note. In general, the source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the “qualified business unit” of such Holder on whose books the Foreign Currency Note is properly reflected. Any gain or loss realized by a U.S. Holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount not previously included in such Holder’s income or, in the case of a Short-Term Note, to the extent of any OID not previously included in such Holder’s income).

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or other disposition of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or other disposition. Treasury Regulations provide a special rule for purchases and sales of publicly traded debt instruments by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchases and sale of publicly traded debt instruments provided the election is applied consistently. Such election cannot be changed without the consent of the IRS. U.S. Holders should consult their tax advisors concerning the applicability of the special rules summarized in this paragraph to Foreign Currency Notes.

A Foreign Currency Note that is denominated either in a so-called hyperinflationary currency or in more than one currency (e.g., a Foreign Currency Note providing for payments determined by reference to the exchange rate of one or more specified currencies relative to an indexed currency), or that is treated as a Contingent Note under the rules described above may be subject to rules that differ from the general rules discussed above. U.S. Holders intending to purchase Foreign Currency Notes with such features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to the purchase, ownership and disposition of such Foreign Currency Notes.

Pursuant to recently enacted Treasury Regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a U.S. federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction” will constitute a Section 165 loss.  In general, a Foreign Currency Note will be subject to the rules governing foreign currency exchange gain or loss.  Therefore, any loss realized with respect to a Foreign Currency Note will constitute a Section 988 transaction.  Based upon the foregoing, in the absence of future administrative pronouncements to the contrary, a U.S. Holder of a Foreign Currency Note that recognizes an exchange loss with respect to the Foreign Currency Notes in an amount that exceeds the loss threshold amount applicable to such U.S. Holder may be required to file a disclosure statement (i.e., IRS Form 8886 or other applicable form) as an attachment to the U.S. Holder’s tax return for the first taxable year in which the threshold amount is reached and to any subsequent tax return that reflects any amount of such Section 165 loss realized with respect to the Foreign Currency Note.

Tax Consequences to Non-U.S. Holders

Subject to the discussion of backup withholding below, payments of principal and interest on the Offered Debt Securities by HSBC Finance or any paying agent to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

•

such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of HSBC Finance entitled to vote within the meaning of Section 871(h)(3) of the Code and Treasury Regulations thereunder;

•	such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to HSBC Finance through stock ownership;

•	such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest is not contingent interest described in Section 871(h)(4) of the Code; and

•	the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met.

The certification requirements set forth in Section 871(h) or 881(c) of the Code are satisfied if either (1) the beneficial owner of the Offered Debt Security certifies, under penalties of perjury, to the last U.S. payor (or non-U.S. payor who is an authorized foreign agent of the U.S. payor, a “qualified intermediary,” a U.S. branch of a foreign bank or foreign insurance company, a “withholding foreign partnership” or a “withholding foreign trust”)

in the chain of payment (the “Withholding Agent”) that such owner is a Non-U.S. Holder and provides such owner’s name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) that holds the Offered Debt Security certifies to the Withholding Agent, under penalties of perjury, that the certificate referred to in clause (1) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the Withholding Agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, or substantially similar form, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least one payment annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent (or financial institution) within 30 days of such change by furnishing a new IRS Form W-8BEN (and the financial institution must promptly so inform the Withholding Agent). If an Offered Debt Security is held through a non-U.S. securities clearing organization or a non-U.S. financial institution (other than a U.S. branch or office of such organization or institution) or a non-U.S. branch or office of a U.S. financial institution or U.S. clearing organization, the organization or institution must provide a signed statement on an IRS Form W-8IMY to the Withholding Agent. However, in such case, unless the organization or institution is a qualified intermediary, a withholding foreign partnership or withholding foreign trust, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substantially similar form provided by the beneficial owner to the organization or institution and such other information that is required by the IRS Form W-8IMY and Treasury Regulations, and such information must be updated as required. If the institution or organization is a qualified intermediary, withholding foreign partnership or withholding foreign trust that has entered into a qualified intermediary or similar agreement with the IRS, it must provide the Withholding Agent or other intermediary such additional information as is required by the agreement, IRS Form W-8IMY and Treasury Regulations.

Even if a Non-U.S. Holder does not meet the above requirements, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty to which the United States is a party, and the Non-U.S. Holder provides a properly completed IRS Form W-8BEN, such Non-U.S. Holder may obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Offered Debt Security, or gain realized on the sale, exchange or other disposition of an Offered Debt Security, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding, will generally be subject to regular U.S. federal income tax on such interest or gain in the same manner as if it were a U.S. taxpayer. In lieu of the certification described above, such a holder will be required to provide to the Withholding Agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, an Offered Debt Security will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other disposition of an Offered Debt Security unless:

•                  the gain is effectively connected with the U.S. Holder’s conduct of a trade or business within the United States, or

•                  in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

Notwithstanding these two bullet points, a Non-U.S. Holder will not be subject to U.S. federal income tax to the extent that a treaty reduction or exemption applies and the appropriate documentation is provided.

Backup Withholding and Information Reporting

The current backup withholding rate is 28% of the amount paid and is expected to increase to 31% for 2011 and thereafter. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a U.S. or non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

U.S. Holders.

In general, information reporting requirements will apply to payments of principal, interest, and premium paid on Offered Debt Securities and to the proceeds of sale of an Offered Debt Security paid to U.S. Holders other than certain exempt recipients such as corporations). A backup withholding tax may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number and required certifications (generally on IRS Form W-9) or certification of exempt status or fails to report in full dividend and interest income.

Non-U.S. Holders.

A Non-U.S. Holder will not be subject to backup withholding provided that the Non-U.S. Holder has provided an IRS Form W-8BEN (or other permitted certification), together with all appropriate attachments, signed under penalties of perjury, identifying itself and certifying that it is not a U.S. person. Certain information reporting requirements may still apply even if an exemption from backup withholding is established.

The payment of the proceeds from the disposition of an Offered Debt Security to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exception. The payment of the proceeds from the disposition of the Offered Debt Security to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is:

•                  a U.S. person;

•                  a controlled foreign corporation;

•                  a U.S. branch of a foreign bank or foreign insurance company;

•                  a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business; or

•                  a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period.

In the case of the payment of the proceeds from the disposition of the Offered Debt Securities to or through a non-U.S. office of a broker that is described above, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files confirming the status of the Non-U.S. Holder as such and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE OFFERED DEBT SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

Initial Offering and Sale

HSBC Finance may sell the securities in their initial offering in any of four ways: (i) through underwriters or dealers for resale; (ii) directly to a limited number of purchasers or to a single purchaser; (iii) through agents or (iv) through a combination of any of these methods of sale. The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to prevailing market prices; or (iv) at negotiated prices. Any underwriters, dealers and agents may include HSBC Securities (USA) Inc., an affiliate of HSBC Finance, as described below. The Prospectus Supplement will set forth the terms of the securities being offered, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to HSBC Finance from such sale, any underwriting discounts and other items constituting underwriters’ compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the offered securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the offered securities. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of offered securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

The offered securities may be sold directly by HSBC Finance or through agents designated by HSBC Finance from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered is named, and any commissions payable by HSBC Finance to such agent will be set forth, in the Prospectus Supplement relating thereto.

Underwriters and agents who participate in the distribution of the offered securities may be entitled under agreements which may be entered into with HSBC Finance to indemnification by HSBC Finance against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

If so indicated in the Prospectus Supplement, HSBC Finance will authorize underwriters, dealers or other persons acting as HSBC Finance’s agents to solicit offers by certain institutions to purchase offered securities from HSBC Finance pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HSBC Finance. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the offered securities are also being sold to underwriters, HSBC Finance shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot in connection with an offering, creating a short position in the securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities, the underwriters may bid for, and purchase, the securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Certain of the underwriters, dealers, agents or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to HSBC Finance and its affiliates, for which such underwriters, dealers, agents or their affiliates have received or will receive customary fees and commissions.

HSBC Finance and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC Holdings. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC Holdings, is a member of The Financial Industry Regulatory Authority (“FINRA”) and may participate in distributions of the offered securities. Accordingly, offerings of the offered securities in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules administered by FINRA, and any underwriters offering the offered securities in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any FINRA member or independent broker/dealer in connection with any distribution of offered securities will not exceed 8% of the principal amount of such offered securities.

Each series of offered securities will be a new issue of securities and will have no established trading market prior to its original issue date. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange or admitted for trading in an automatic quotation system. No assurance can be given as to the liquidity or trading market for any of the offered securities.

Unless otherwise specified in the applicable Prospectus Supplement, payment of the purchase price for the securities will be required to be made in immediately available funds on the date of settlement.

Market-Making Resales by Affiliates

This prospectus together with the applicable Prospectus Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market- making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC Finance may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC Finance has an obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, in its sole discretion.

The securities to be sold in market making transactions include securities to be issued after the date of this prospectus, as well as our securities that have previously been issued.

HSBC Finance does not expect to receive any proceeds from market-making transactions. HSBC Finance does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HSBC Finance.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless HSBC Finance or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

NOTICE TO CANADIAN INVESTORS

The offering of the offered securities in Canada is being made solely by this prospectus and any accompanying Prospectus Supplement and any decision to purchase offered securities should be based solely on information contained in or incorporated by reference into these documents. No person has been authorized to give any information or to make any representations concerning this offering other than those contained in or incorporated by reference into these documents. These documents constitute an offering in Canada of the offered securities described herein only in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Quebec (the “Private Placement Provinces”).

Responsibility

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any dealer as to the accuracy or completeness of the information contained in this prospectus or any accompanying Prospectus Supplement or any other information provided by the Company in connection with the offering of the offered securities in Canada.

Resale Restrictions

The distribution of the offered securities in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each of the Private Placement Provinces. Accordingly, any resale of the offered securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the offered securities.

The Company is not a “reporting issuer”, as such term is defined under applicable Canadian securities laws, in any Private Placement Province or elsewhere in Canada. Canadian investors are advised that the Company currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the offered securities to the public in any province or territory of Canada in connection with this offering.

Representations of Purchasers

Each purchaser of offered securities in Canada will be deemed to have represented to the Company and any dealer who sells offered securities to such purchaser that: (a) the offer and sale of the offered securities was made exclusively through the final version of the prospectus and any accompanying Prospectus Supplement and was not made through an advertisement of the offered securities in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such purchaser has reviewed and acknowledges the terms referred to above under “Resale Restrictions”; (c) where required by law, such purchaser is purchasing as principal for its own account and not as agent for the benefit of another person; and (d) such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is entitled under applicable Canadian securities laws to purchase such offered securities without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of a purchaser resident in a Private Placement Province other than Ontario, without the dealer having to be registered, (ii) in the case of a purchaser resident in British Columbia, Alberta, Saskatchewan, Manitoba or Quebec, such purchaser is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”); (iii) in the case of a purchaser resident in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent (1) is an “accredited investor”, other than an individual, as defined in NI 45-106 and is a person to which a dealer registered as an international dealer in Ontario may sell offered securities or (2) is an “accredited investor”, including an individual, as defined in NI 45-106 who is purchasing offered securities from a registered investment dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario).

In addition, each resident of Ontario who purchases offered securities will be deemed to have represented to the Company and each dealer from whom a purchase confirmation is received, that such purchaser: (a) has been notified by the Company (i) that the Company is required to provide information (“personal information”) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-1 06F1 under NI 45-106 (including its name, address, telephone number and the number and value of any offered securities purchased), which Form 45-1 06FI is required to be filed by the Company under NI 45-106; (ii) that such personal information will be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106; (iii) that such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) that such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (v) that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 5520 Queen Street West, Toronto,

Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) has authorized the indirect collection of the personal information by the OSC. Further, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of offered securities it has purchased and the aggregate purchase price to the purchaser, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian securities laws. By purchasing the offered securities, each Canadian purchaser consents to the disclosure of such information.

Certain Relationships and Related Transactions

The Company and certain of the dealers who may effect sales of offered securities in Canada are indirect subsidiaries of HSBC Holdings. By virtue of such common ownership, the Company is a “related issuer” and may be a “connected issuer” for the purposes of Canadian securities legislation. This relationship and other related matters are set forth in greater detail in this prospectus and any accompanying Prospectus Supplement. See “HSBC Finance”, “Use of Proceeds” and “Plan of Distribution” in this prospectus and the description of the use of proceeds and underwriting arrangements in any accompanying Prospectus Supplement. Any decision of HSBC Securities (Canada) Inc. to act as dealer in respect of the offered securities will be made independently of its affiliates.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus and any accompanying Prospectus Supplement does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the offered securities and, in particular, does not address Canadian tax considerations. Canadian investors should consult their own legal and tax advisers with respect to the tax consequences of an investment in the offered securities in their particular circumstances and with respect to the eligibility of the offered securities for investment by such investor under relevant Canadian legislation and regulations. Canadian investors should likewise consult with their own legal and tax advisers concerning the foreign income tax consequence of an investment in the offered securities, if any.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian Private Placement Provinces provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this prospectus and any accompanying Prospectus Supplement and any amendment to them contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this prospectus and any accompanying Prospectus Supplement) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:

if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a) in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b) in the case of an action for damages, the earlier of:

180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action; or

three years from the day of the transaction that gave rise to the cause of action.

This prospectus and any accompanying Prospectus Supplement are being delivered in reliance on exemptions from the prospectus requirements contained under NI 45-106 (the “accredited investor” exemption). The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this prospectus and any accompanying Prospectus Supplement) delivered to a prospective purchaser in connection with a distribution made in reliance on the exemption from the prospectus requirement in section 2.3 of NI 45-106 if the prospective purchaser is:

(a) a Canadian financial institution (as defined in NI 45-106) or a Schedule III bank,

(b) the Business Development Bank of  Canada incorporated under the Business Development Bank of Canada Act (Canada), or

(c) a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Enforcement of Legal Rights

All of the Company’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la reception de ce document, chaque investisseur canadien confirme par les presentes qu ‘it a expressement exige que tous les documents faisant foi ou se rapportant de quelque maniere que ce soit a la vente des valeurs mobilieres decrites aux presentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rediges en anglais seulement.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of offered securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of offered securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

HSBC Finance, or the underwriter, dealer or agent selling offered securities, may be considered a “party in interest” or a “disqualified person” with respect to many Plans. The purchase of offered securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(l) of the Code) and with respect to which HSBC Finance, or the underwriter, dealer or agent selling offered securities, is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such offered securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). By purchase of the offered securities, a Plan will be deemed to represent that such purchase and the subsequent holding of the offered securities will not result in a non-exempt prohibited transaction. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

WHERE YOU CAN FIND MORE INFORMATION

HSBC Finance files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HSBC Finance at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our predecessor and our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later automatically updates and supersedes this information. We incorporate by reference the HSBC Finance documents listed below and any future filings made by HSBC Finance with the SEC under Sections l3(a), l3(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

•                  Annual Report on Form 10-K for the year ended December 31, 2007;

•                  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•                  Current Reports on Form 8-K filed on February 22, 2008, May 2, 2008, June 5, 2008 and  November 28, 2008.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: HSBC Finance Corporation, Office of the Secretary, 26525 North Riverwoods Boulevard, Mettawa, Illinois 60045, email: darcie.j.oakes@us.hsbc.com, Telephone: (224) 544-2953. These filings are also available on the website our company maintains at www.hsbcusa.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

LEGAL OPINIONS

The legality of the offered securities will be passed upon for HSBC Finance by Mick Forde, Senior Vice President, General Counsel-Treasury and Assistant Secretary of HSBC Finance. Sidley Austin LLP, Chicago, Illinois has acted as special tax counsel to HSBC Finance in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott Will & Emery LLP, Chicago. Illinois. Mr. Forde is a full-time employee and an officer of HSBC Finance and owns equity securities of HSBC Holdings.

EXPERTS

The consolidated financial statements of HSBC Finance as of December 31, 2007 and 2006 and for the three-year period ended December 31, 2007, which are included in our audited consolidated financial statements and related notes thereto included in our Current Report on Form 8-K filed on November 28, 2008, which provides supplemental information to our Annual Report on Form 10-K, and the effectiveness of internal control over financial reporting as of December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, have been incorporated by reference in this Prospectus Supplement and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HBSC Finance Corporation

Medium Term Notes

P r o s p e c t u s  S u p p l e m e n t

HSBC

December 17, 2008